Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the entities named below (i) agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto, the “Schedule 13D”) with respect to the Class A Common Stock, $0.0001 par value per share, of Altus Midstream Company, (ii) agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate, and (iii) agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of November 10, 2021.

APA CORPORATION

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Senior Vice President, Treasurer and Midstream and Marketing

APACHE MIDSTREAM LLC

By:	/s/ Ben C. Rodgers
Name:	Ben C. Rodgers
Title:	Senior Vice President, Treasurer and Midstream and Marketing